UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 8)*

                              RiT TECHNOLOGIES LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                Ordinary Shares, nominal value NIS 0.1 per Share
--------------------------------------------------------------------------------
                         (Title of class of Securities)

                                   M8215N 10 9
                                   -----------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[ ]      Rule 13d-1(c)

[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                    -----------------------------------------
                                PAGE 1 OF 4 PAGES
                    -----------------------------------------
SEC 1745 (3-98)

---------------------                                 --------------------------
CUSIP NO. M8215N 10 9             13G                 PAGE   2   OF   4   PAGES
---------------------                                 --------------------------


---------- ---------------------------------------------------------------------

    1      NAME OR REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Ofer Bengal
---------- ---------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b)
---------- ---------------------------------------------------------------------
           SEC USE ONLY
    3

---------- ---------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Israel
---------- ---------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                      481,282 Ordinary Shares

                            --------- ------------------------------------------
       BENEFICIALLY
                               6      SHARED VOTING POWER
         OWNED BY
                                      None
                            --------- ------------------------------------------

           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                     481,282 Ordinary Shares

          PERSON
                            --------- ------------------------------------------

           WITH                8      SHARED DISPOSITIVE POWER

                                      None

---------- ---------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           481,282 Ordinary Shares
---------- ---------------------------------------------------------------------

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

---------- ---------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.4%
---------- ---------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

---------------------                                 --------------------------
CUSIP NO. M8215N 10 9             13G                 PAGE   3   OF   4   PAGES
---------------------                                 --------------------------

ITEM 1.

       (a)        RiT Technologies Ltd.

       (b)        24 Raoul Wallenberg Street, Tel Aviv 69719, Israel


ITEM 2.

       (a)        Ofer Bengal

       (b)        3 Tavas Street, Hod Hasharon 45353, Israel

       (c)        Israel

       (d)        Ordinary Shares, par value NIS 0.1

       (e)        M8215N 10 9


 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.


ITEM 4.           OWNERSHIP.

       (a)        481,282 Ordinary Shares. See Item 7.

       (b) 3.4% (based on 14,098,188 shares outstanding as of December 31, 2004).


       (c)

             (i)  481,282 Ordinary Shares

             (ii) None

             (iii)481,282 Ordinary Shares

             (iv) None



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


This statement is being filed to report the fact that as of the date hereof ther reporting person has ceased to be the beneficial owner of more than five percent of the class of securities. |X|


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  The reporting person holds 481,282 Ordinary Shares, of which 330,432 Ordinary Shares are held by Ofer Bengal Ltd. and 150,850 Ordinary Shares are held by Amit Keren Ltd., both companies under the control of the reporting person.

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CUSIP NO. M8215N 10 9             13G                 PAGE   4   OF   4   PAGES
---------------------                                 --------------------------



ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

Not applicable.


ITEM 10.          CERTIFICATION.


Not applicable.



                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                                      February  9, 2005
                                                      -----------------
                                                      Date


                                                      /s/ Ofer Bengal
                                                      --------------------------
                                                      Signature


                                                      Ofer Bengal
                                                      --------------------------
                                                      Name/Title